Exhibit 10
     EMPLOYMENT AGREEMENT dated April 24, 2008 (the “Effective Date”) between PALL CORPORATION, a New York corporation (the “Company”) and Donald B. Stevens (“Executive”).
     WHEREAS, the parties hereto are parties to an Employment Agreement dated November 15, 2001, as amended (the “Existing Agreement”); and
     WHEREAS, the parties desire to terminate the Existing Agreement and simultaneously replace it with this Agreement, effective as of the date hereof.
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:
Section 1. Employment and Term
     The Company hereby employs Executive, and Executive hereby agrees to serve as President of the Company, with the duties set forth in Section 2, during the Term of Employment. The “Term of Employment” means the period beginning on the Effective Date (also herein referred to as the “Term Commencement Date”) and ending on December 31, 2010 (the “Scheduled Expiration Date”), unless terminated sooner pursuant to Section 4 hereof. Upon expiration of the Term of Employment, Executive’s employment with the Company shall be at will (“At-Will Employment”); provided Executive’s title (subject to approval of the Board of Directors of the Company), and Executive’s Base Salary and Target Bonus Percentage, during such At-Will Employment shall (unless otherwise mutually agreed by the parties in writing) be no less than that in existence upon expiration of the Term of Employment.
Section 2. Duties
     (a) Executive agrees that during the Term of Employment he will hold such offices or positions with the Company, and perform such duties and assignments relating to the business of the Company, as the Board of Directors or the Chief Executive Officer of the Company shall direct except that Executive shall not be required to hold any office or position or to perform any duties or assignment inconsistent with either the office of President or with his experience and qualifications or not customarily performed by a corporate officer. The Company represents to Executive that the Board of Directors (acting by its Compensation Committee) has authorized the making of this Agreement and expressed its present intention that during the Term of Employment Executive will be an elected officer of the Company. The failure of any future Board of Directors to elect Executive as an officer of the Company shall not, however, be deemed to relieve either party hereto of any of his or its obligations under this Agreement.
     (b) If the Board of Directors or the Chief Executive Officer of the Company so directs, Executive shall serve as an officer of one or more subsidiaries of the Company (provided that the duties of such office are not inconsistent with either the office of president or Executive’s experience and qualifications and are duties customarily performed by a corporate officer) and part or all of the compensation to which Executive is entitled hereunder may be paid by such subsidiary or subsidiaries. However, such employment and/or payment of Executive by a subsidiary or subsidiaries shall not relieve the Company from any of its obligations under this Agreement except to the extent of payments actually made to Executive by a subsidiary.
     (c) During the Term of Employment Executive shall, except during customary vacation periods and periods of illness, devote substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of the Company and its subsidiaries and to promoting the best interests of the Company and its subsidiaries and he shall not, either during or outside of such normal business hours, engage in any activity inimical to such best interests.
Section 3. Compensation During Term of Employment
     (a) Base Salary. With respect to the period beginning on the Term Commencement Date and ending on July 31, 2008, the Company shall pay to Executive a base salary (in addition to the compensation provided for elsewhere in this Agreement) at the rate of $519,788 per annum (hereafter called the “Original Base Salary”). The term “Fiscal Year” as used herein means the period from August 1 of each year through July 31 of the following year. For each Fiscal Year during the Term of Employment beginning with the Fiscal Year which starts August 1, 2008, the minimum compensation payable to Executive under this Section 3(a) (hereinafter called the “Minimum Base Salary”) shall be determined by increasing (or decreasing) the Original Base Salary by the percentage increase (or decrease) of the Consumer Price Index (as hereinafter defined) for the month of June immediately preceding the start of the Fiscal Year in question over (or below) the Consumer Price Index for June 2007. The term “Consumer Price Index” as herein used means the “Consumer Price Index for all Urban Consumers” compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for “New York — Northern N. J. — Long Island, NY-NJ-CT-PA”. To illustrate the operation of the foregoing provisions of this Section 3(a): Executive’s Base Salary for the Fiscal Year August 1, 2008 through July 31, 2009 shall be not less than the Original Base Salary adjusted by the percentage increase (or decrease) of the Consumer Price Index for June 2008 over (or below) said Index for June 2007. Further adjustment in the Minimum Base Salary shall be made for each ensuing Fiscal Year, in each case (i) using the Consumer Price Index for June 2007 as the base except as provided in the immediately following paragraph hereof and (ii) applying the percentage increase (or decrease) in the Consumer Price Index since said base month to the Original Base Salary to determine the Minimum Base Salary. The Base Salary shall be paid in such periodic installments as the Company may determine but not less often than monthly.
     If with respect to any Fiscal Year (including the Fiscal Year beginning August 1, 2008) the Board of Directors fixes the Base Salary at an amount higher than the Minimum Base Salary, then (unless the resolution fixing such higher Base Salary provides otherwise), for the purpose of determining the Minimum Base Salary for subsequent Fiscal Years: (1) the amount of the higher Base Salary so fixed shall be deemed substituted for the Original Base Salary wherever the Original Base Salary is referred to in the immediately preceding paragraph hereof, and (ii) the base month for determining the Consumer Price Index adjustment shall be June of the calendar year in which the Fiscal Year to which such higher Base Salary is applicable begins (e.g., if the Board fixes a Base Salary for the Fiscal Year beginning August 1, 2008 which is higher than the Minimum Base Salary, then June 2008 would become the base month for the purposes of making the CPI adjustment to determine the Minimum Base Salary for subsequent Fiscal Years).

     (b) Bonus Compensation. With respect to each Fiscal Year of the Company falling in whole or in part within the Term of Employment beginning with the Fiscal Year ending July 31, 2008, Executive shall be eligible to receive a Bonus (in addition to his Base Salary) in accordance with the terms of the Pall Corporation 2004 Executive Incentive Bonus Plan as amended by the Compensation Committee of the Board of Directors of the Company on January 18, 2006, a copy of which is annexed hereto and incorporated herein by reference (the “Bonus Plan”). Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Bonus Plan. For purposes of determining the amount of the bonus payable to Executive for any Fiscal Year under the Bonus Plan (the “Plan Bonus”) during the Term of Employment, Executive’s Target Bonus Percentage shall be 112.5% of his Base Salary for such Fiscal Year.
     (c) Fringe Benefits and Perquisites. During the Term of Employment and during any At-Will Employment, Executive shall enjoy the customary perquisites of office, including but not limited to office space and furnishings, secretarial services, expense reimbursements, and any similar emoluments customarily then afforded to senior executive officers of the Company at the same level as Executive. During the Term of Employment and during any At-Will Employment, Executive shall also be entitled to receive or participate in all “fringe benefits” and employee benefit plans provided or made available by the Company to its executives or management personnel generally, such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, retirement, profit-sharing and stock option or purchase plans. Included in the foregoing shall be the Company’s providing Executive with an automobile allowance of not less than $1,650 per month.
     (d) Vacations. Executive shall be entitled each year to a vacation or vacations in accordance with the policies of the Company as determined by the Board or by an authorized senior officer of the Company from time to time. The Company shall not pay Executive any additional compensation for any vacation time not used by Executive.

Section 4. Termination of Employment
     (a) Termination. Subject to Section 19 below, if the Term of Employment and Executive’s employment terminate for any reason prior to the Scheduled Expiration Date, Executive (or his estate in the event of Executive’s death) shall be entitled to (i) any accrued but unpaid Base Salary as of the date of such termination, paid in accordance with regular payroll practices, (ii) any Plan Bonus earned but unpaid for the year preceding the date of such termination, less any amount Executive elected to defer under the Management Stock Purchase Plan, paid in accordance with the terms of the Bonus Plan, (iii) any Plan Bonus or pro rata portion thereof (based on actual Company performance for the full fiscal year as certified by the Compensation Committee and taking into account any negative discretion the Compensation Committee has the right to exercise) that Executive may be entitled to receive pursuant to the terms of the Bonus Plan with respect to the year in which the termination takes place, less any amount Executive elected to defer under the Management Stock Purchase Plan, paid in accordance with the terms of the Bonus Plan, (iv) any unreimbursed business expenses as of the date of such termination, paid within 30 days of the termination upon presentation of supporting documentation in accordance with normal practice and (v) any vested benefits as of the date of such termination under any benefit plans maintained, or contributed to, by the Company, or any disability benefits program sponsored by the Company, in accordance with the terms and conditions of each such plan or program (without regard to any benefits specifically provided for under this Agreement, including without limitation, Section 5).
     (b) Disability or Death. If Executive shall die during the Term of Employment or if the Company terminates the Term of Employment and Executive’s employment by reason of Executive becoming Disabled, the Company shall pay to Executive, or to Executive’s legal representatives, or in accordance with a direction given by Executive to the Company in writing, the following: (i) Executive’s Base Salary to the end of the month in which such death or such termination occurs, paid in accordance with regular payroll practices and (ii) on the first day of each month following the month in which such death or such termination occurs until the earlier of (x) the first anniversary of the date of death or such termination and (y) the Scheduled Expiration Date, monthly payments of an amount equal to 1/12th of 106.25% of the annual rate of Base Salary in effect for Executive immediately prior to the date on which Executive’s death or termination by reason of becoming Disabled occurs (such 106.25% being comprised of one-half of such Base Salary and one-half of Executive’s Target Bonus Percentage set forth in Section 3(b) hereof). “Disabled” means that Executive (i) is unable to engage in any substantial gainful activity, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan maintained by the Company. If the Company terminates the Term of Employment and Executive’s employment by reason of Executive becoming Disabled, Executive shall be entitled to the benefits described in Section 5 below. If Executive shall die during the Term of Employment, Executive’s spouse shall be entitled to the benefits described under Section 5 below. In the event that Executive’s employment is terminated under this Section 4(b), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a) and this Section 4(b).
     (c) Voluntary Termination of Employment. In the event that Executive terminates his employment and the Term of Employment voluntarily prior to the Scheduled Expiration Date other than in circumstances set forth in Section 4(d), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a).
     (d) Change in Control. In event of a Change in Control (as defined in the Bonus Plan), Executive shall have the right to terminate the Term of Employment and his employment, within two years following such Change in Control, as a result of one of the following conditions arising without Executive’s consent: (i) a material diminution in Executive’s Base Salary, (ii) a material diminution in Executive’s authority, duties, or responsibilities, (iii) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report, (iv) a material diminution in the budget over which Executive retains authority, (v) a material change in the geographic location at which Executive must perform his services or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided that Executive must provide notice to the Company of the existence of the condition described in this Section 4(d) within a period not to exceed 90 days of the initial existence of the condition and the Company must be provided a period of at least 30 days during which it may remedy the condition and not be required to pay the amount. If the Company does not remedy the condition, the Term of Employment and Executive’s employment shall terminate on the 31st day following the initial notice. Upon such termination, subject to Executive’s compliance with his continuing obligations under Sections 7, 10 and 11 below and subject to Section 19 below, Executive shall be entitled to (i) Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to the end of the Term of Employment paid in accordance with regular payroll practices until the two-year anniversary of the date on which the Term of Employment terminated; (ii) an amount equal to any Plan Bonus (or pro rata portion) he would have received under the Bonus Plan (based upon Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to the end of the Term of Employment, his Target Bonus Percentage and actual Company performance for the full fiscal year as certified by the Compensation Committee with negative discretion by the Compensation Committee limited such that it may not be exercised to reduce the Plan Bonus (or pro rata portion) determined under the formula of the Bonus Plan below his Target Bonus Percentage) calculated and paid in the same manner as if Executive’s employment had continued until the two-year anniversary of the date on which the Term of Employment terminated; and (iii) the benefits described in Section 5 below. In the event that Executive terminates his employment under this Section 4(d), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a) and this Section 4(d).
     (e) Involuntary Termination of Employment Without Cause. Subject to Executive’s compliance with his continuing obligations under Sections 6, 7, 8, 10, and 11 below and subject to Section 19 below, and other than in circumstances set forth in Section 4(b) or Section 4(f), in the event that the Company terminates the Term of Employment and Executive’s employment prior to the Scheduled Expiration Date:

(i) Executive shall be entitled to receive from the Company, as severance pay, (i) Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to the end of the Term of Employment paid in accordance with regular payroll practices until the two-year anniversary of the date on which the Term of Employment terminated and (ii) an amount equal to any Plan Bonus (or pro rata portion) he would have received under the Bonus Plan (based upon Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to the end of the Term of Employment, his Target Bonus Percentage and actual Company performance for the full fiscal year as certified by the Compensation Committee and taking into account any negative discretion the Compensation Committee has the right to exercise) calculated and paid in the same manner as if Executive’s employment had continued until the two-year anniversary of the date on which the Term of Employment terminated.
(ii) Any of Executive’s restricted stock units that have not yet vested and any of Executive’s stock options (whether not yet exercisable) granted under the 1998 Employee Stock Option Plan, as amended, or the 2005 Stock Compensation Plan, as amended, outstanding on the date on which the Term of Employment terminates will not be cancelled, but will continue to be settled or to be or become exercisable in the manner and at the times set forth in their respective grant agreements and Plans, as if Executive’s employment had continued until the two-year anniversary of the date on which the Term of Employment terminated.
(iii) Executive shall be entitled to the benefits described in Section 5 below.
     In the event that the Company terminates Executive’s employment under this Section 4(e), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a) and this Section 4(e).
     (f) Involuntary Termination of Employment For Cause. In the event that Executive (i) fails or refuses to substantially perform the duties of his employment or otherwise violates this Agreement in any material manner; (ii) fails to comply with the written rules and policies of the Company; (iii) engages in willful and serious misconduct in connection with his employment that has caused or would reasonably be expected to result in material injury to the Company; (iv) engages in dishonesty or fraudulent conduct in regards to the Company; or (v) is convicted of, or pleads nolo contendere to, a crime that constitutes a felony, the Company may terminate the Term of Employment and Executive’s employment for cause, provided prior to termination for any of the reasons in (i) above, Executive shall have 30 days after notice from the Company to remedy such matter. In the event that the Company terminates Executive’s employment under this Section 4(f), Executive shall have no right to any compensation or any other benefits under this Agreement except as set forth in Section 4(a).
Section 5. Contract Pension and Medical Coverage After Term of Employment.
     (a) Pension. Subject to the limitations set forth in Sections 4(c) and (f) above and to Section 19 below, the Company shall pay to Executive during his lifetime an amount on the first day of each month commencing on the first day of the month following termination of the Term of Employment or At-Will Employment and Executive’s employment, and each month thereafter, equal to (x) $35,349 less (y) the amount of the payment that would be distributed to Executive each month under the Company’s Supplemental Retirement Plan if Executive were to elect to receive payments in the form of a monthly pension payable as a joint and 50% survivor annuity, notwithstanding any contrary election made by Executive under Section 4.2 of the Supplemental Retirement Plan. If the amount under clause (y) exceeds the amount under clause (x), no payments will be made under this Section 5(a).
     (b) Retiree Medical Coverage. Subject to the limitations set forth in Sections 4(c) and (f) above and to Section 19 below, following the termination of the Term of Employment or At-Will Employment and Executive’s employment, the Company at its sole expense shall provide, in accordance with the provisions set forth below, medical coverage for Executive and his spouse during his lifetime and following Executive’s death, for Executive’s spouse during her lifetime.
(i)	Subject to (iii) below, the medical coverage to be provided hereunder shall consist of substantially similar coverages and benefits as provided under the terms of the hospitalization, medical and dental plans maintained by the Company for its U.S. employees who are not covered by a collective bargaining agreement as in effect immediately prior to the end of the Term of Employment or At-Will Employment.

(ii)	At the Company’s option, the coverages and benefits to be provided hereunder may be provided through its purchase of separate insurance on behalf of Executive and his spouse, or by the Company directly paying, or reimbursing Executive or his spouse for his or her payment of, premiums for insurance, so long as such reimbursements are made within 12 months of the date on which the expense was incurred.

(iii)	The Company’s obligation to provide any coverage or benefit otherwise required under this Section 5(b) shall be reduced to the extent that such coverage or benefit has been or will be provided under (A) any plan, program or insurance policy maintained by a subsequent employer of Executive or by an employer of Executive’s spouse, or (B) the provisions of any federal or state law. However, neither Executive nor his spouse shall be required to obtain any hospitalization, medical or dental coverage from any source referred to in clause (A) or (B) of the preceding sentence as a condition for eligibility for the medical coverage to be provided under this Section 5(b).

(iv)	The amount of expenses eligible for reimbursement or the amount of coverage or in-kind benefits provided under this Section 5(b) during any fiscal year may not affect the amount of expenses eligible for reimbursement or the amount of coverage or in-kind benefits provided under this Section 5(b) for any other fiscal year.
     (c) Conditional on Compliance with Continuing Obligations under Sections 6, 7, 8, 10, and 11 below. The payments and benefits under Section 5(a) and Section 5(b) are conditioned upon Executive’s continued compliance with his obligations under Sections 6, 7, 8, 10, and 11 below; provided, however, that in the case of a termination of the Term of

Employment and Executive’s employment pursuant to Section 4(d) of this Agreement, Executive will have no further obligation to comply with Sections 6 and 8 of this Agreement.
Section 6. Covenant Not to Compete
     While employed by the Company, and for a period of 12 months following the end of Executive’s employment with the Company for any reason (other than as described in Section 4(d) of this Agreement), Executive shall not render services to any corporation, individual or other entity engaged in any activity, or himself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries.
Section 7. Non-Disparagement
     While employed by the Company, and for a period of 12 months following the end of Executive’s employment with the Company for any reason (the “Non-Disparagement Period”), Executive shall not make any disparaging or untruthful remarks concerning the Company or any of its subsidiaries, or their officers, directors, employees or agents, whether acting in their individual or representative capacities. Executive shall not be deemed to have breached his obligations under the foregoing sentence if during his employment with the Company Executive criticizes the job performance of employees, as part of such employees’ performance reviews and evaluations or in response to questions from other members of management, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of Executive’s obligations to comply with laws, regulations and Company policies and procedures. Additionally, in the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Non-Disparagement Period any information that may be disparaging, Executive shall comply with such requests, provided that Executive shall give the Company prompt notice of any such request so that the Company may seek an appropriate protective order, and provided that Executive shall comply with the terms of any protective order so obtained. Similarly, during the Non-

Disparagement Period, the Company shall not make any disparaging or untruthful remarks concerning the Executive, except that the Company shall not be deemed to have breached its obligations hereunder: (a) if during the Executive’s employment with the Company, any Company employee, agent or representative criticizes the Executive’s job performance as part of performance reviews and evaluations or in response to questions from members of management, the board of directors or Company advisors, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of laws, regulations and Company policies and procedures, or (b) in the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the non-disparagement period any information that may be disparaging, the Company complies with such requests, provided that the Company shall give the Executive prompt notice of any such request so that the Executive may seek an appropriate protective order, and provided that the Company shall comply with the terms of any protective order so obtained.
Section 8. Non-Solicitation of Employees or Customers
     While employed by the Company, and for a period of 12 months following the end of Executive’s employment with the Company for any reason (other than as described in Section 4(d) of this Agreement), Executive will not (i) indirectly or directly solicit, encourage, induce, or recruit any person who is then an employee of the Company or any of its subsidiaries to seek or accept employment with any other employer, or (ii) indirectly or directly solicit, encourage, or induce any customer of the Company to become the customer of any business that is competitive to any material extent with the business of the Company or any of its subsidiaries.
Section 9. Company’s Right to Injunctive Relief
     Executive acknowledges that his services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Executive.
Section 10. Inventions and Patents
     All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during the Term of Employment or At-Will Employment, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.
Section 11. Trade Secrets and Confidential Information
     Executive shall not, either directly or indirectly, except as required in the course of his employment by the Company, disclose or use at any time, whether during or subsequent to the Term of Employment, any information of a proprietary nature owned by the Company, including but not limited to, records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by him in the performance of his duties for the Company and which are of a confidential or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company’s business, which Executive shall prepare, use, construct or observe, shall be and remain the Company’s sole property. Upon the termination of his employment or at any time prior thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.

Section 12. Indemnification Obligation
     The Company shall indemnify Executive and advance or reimburse Executive for expenses in accordance with and as required by applicable law and the by-laws of the Company.
Section 13. Mergers and Consolidations; Assignability
     In the event that the Company, or any entity resulting from any merger or consolidation referred to in this Section 13 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this Section 13, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of his death it shall be binding upon and inure to the benefit of his legal representatives to the extent required to effectuate the terms hereof.
Section 14. Captions
     The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.
Section 15. Choice of Law
     This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York, regardless of conflict of law principles.

Section 16. Entire Contract
     This instrument contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company’s standard printed form of “Employee’s Secrecy and Invention Agreement” or “Employee Agreement” if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
Section 17. Notices
     All notices given hereunder shall be in writing and shall be sent by registered or certified mail, reputable overnight courier, or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by courier or mail) or delivered to it (if delivered by hand) at its principal office for the attention of the Corporate Secretary of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to him personally or shall be addressed to him (if sent by courier or mail) at his most recent residence address shown in the Company’s employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date of mailing thereof or, if delivered personally, on the date so delivered.
Section 18. Termination of Existing Agreement
     The Existing Agreement is hereby terminated and replaced and superseded by this Agreement, effective as of the date hereof.

Section 19. Section 409A
     No amounts will be paid under Section 4 or 5 of this Agreement unless and until Executive’s separation from service (as such term is defined in Section 409A of the Code and regulations promulgated thereunder (together, “Section 409A”) from the Company. If Executive is a specified employee (as such term is defined in Section 409A) at the time of Executive’s separation from service, any payments under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation §1.409A-1(b)(1)) to which Executive would otherwise be entitled during the first six months following his “separation of service” shall be deferred and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month following such separation from service (or, if earlier, the date of Executive’s death) (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to Executive (or if Executive has died, to “Executive’s Successor” as the quoted term is defined below), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing: (i) “Executive’s Successor” shall mean such payee or payees as Executive shall at any time designate by written notice to the Company or in his last will and testament or, if no such designation is made, then to the legal representatives of Executive’s estate, and (ii) the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date as of which Executive is treated as having incurred a separation from service.
Section 20. Expenses.
     Each party shall be responsible for and pay its own expenses incurred in connection with the review, negotiation and execution of this Agreement, except that the Company shall, within forty-five days of receipt of an invoice reviewed and approved by Executive, pay directly, or reimburse Executive, for the fees and expenses of counsel retained by Executive in connection with the review and negotiation of this Agreement, up to $5,000.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PALL CORPORATION

/s/	ERIC KRASNOFF
Eric Krasnoff
Chief Executive Officer

/s/	DONALD B. STEVENS

Donald B. Stevens

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